Exhibit 2.1

CONTRIBUTION AGREEMENT
by and among
HI-CRUSH PROPPANTS LLC,
HI-CRUSH AUGUSTA ACQUISITION CO. LLC
and
HI-CRUSH PARTNERS LP
dated as of
April 8, 2014

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT, dated as of April 8, 2014 (this “Agreement”), is entered into by and among Hi-Crush Proppants LLC, a limited liability company organized under the Laws of the State of Delaware (“Proppants”), Hi-Crush Augusta Acquisition Co. LLC, a limited liability company organized under the Laws of the State of Delaware (“Acquisition Co.”), and Hi-Crush Partners LP, a limited partnership organized under the Laws of the State of Delaware (the “Partnership”).
RECITALS
WHEREAS, Proppants is the sole member of Hi-Crush GP LLC, a limited liability company organized under the Laws of the State of Delaware (the “General Partner”) and the general partner of the Partnership, which owns a non-economic general partner interest in the Partnership;
WHEREAS, the Partnership is the sole member of Acquisition Co.;
WHEREAS, the Partnership owns all of the issued and outstanding Augusta Preferred Units (as defined below), and Proppants owns all of the issued and outstanding Augusta Common Units (as defined below);
WHEREAS, Proppants, Acquisition Co. and the Partnership desire for (i) Proppants to contribute to Acquisition Co. 390,000 Augusta Common Units (the “Contributed Interests”) and (ii) the Augusta Preferred Units held by the Partnership to be converted into 100,000 Augusta Common Units, and, in exchange, Acquisition Co. will pay to Proppants cash in an amount equal to $224.25 million (the “Cash Consideration”) (such transactions, the “Contribution Transactions”);
WHEREAS, concurrently with the Closing, Proppants, Acquisition Co. and the Partnership will enter into the Second Amended and Restated Limited Liability Company Agreement of Augusta in substantially the form attached as Annex A hereto (the “Second A&R Augusta LLC Agreement”), which Second A&R Augusta LLC Agreement shall reflect the contribution by Proppants of 390,000 Augusta Common Units to Acquisition Co. and the conversion of the Augusta Preferred Units into Augusta Common Units;
WHEREAS, pursuant to the Guaranty Agreement, dated April 6, 2012 (the “Guaranty Agreement”), in favor of Amegy Bank National Association, Augusta has previously agreed to guarantee the Indebtedness (as defined below) of Proppants under the Credit Agreement (the “Proppants Credit Agreement”), dated as of April 6, 2012, as amended, by and among Proppants, Amegy Bank National Association, as Administrative Agent, Issuing Lender and Swing Line Lender, and the Lenders named therein;
WHEREAS, immediately prior to the Closing, the parties to the Guaranty Agreement intend to amend the Guaranty Agreement to remove Augusta as a guarantor of the Proppants Credit Agreement and to release Augusta from all responsibility for the repayment of any existing or future Indebtedness of Proppants under the Proppants Credit Agreement; and

WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee, that (a) the Cash Consideration paid by Acquisition Co. in exchange for the Contributed Interests is fair to the Partnership and its unaffiliated common unitholders from a financial point of view, (ii) found this Agreement and the transactions contemplated hereby, including the Contribution Transactions, to be in the best interest of the Partnership and (iii) approved this Agreement and the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1Definitions. As used herein, the following capitalized terms shall have the following meanings:

“Acquisition Co.” has the meaning provided such term in the preamble to this Agreement.
“Acquisition Co. Approvals” has the meaning provided such term in Section 5.3.
“Acquisition Co. Fundamental Representations and Warranties” means the representations and warranties contained in Section 5.1, Section 5.2, Section 5.3, Section 5.5 and Section 5.6.
“Affiliate” has the meaning provided such term in the Partnership Agreement.
“Agreement” has the meaning provided such term in the preamble to this Agreement.
“Augusta” means Hi-Crush Augusta LLC, a limited liability company organized under the Laws of the State of Delaware.
“Augusta Common Units” has the meaning provided to the term “Common Units” in the Augusta LLC Agreement.
“Augusta LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Augusta, dated as of January 31, 2013, as the same may be amended, supplemented, modified or restated.
“Augusta Preferred Units” has the meaning provided to the term “Preferred Units” in the Augusta LLC Agreement.
“Balance Sheet Date” means December 31, 2013.
“Basket” has the meaning provided such term in Section 10.4(b).

“Business” means the operations and business conducted by Augusta.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
“Cap” has the meaning provided such term in Section 10.4(d).
“Cash Consideration” has the meaning provided such term in the recitals to this Agreement.
“Claim Notice” has the meaning provided such term in Section 10.3(a).
“Closing” has the meaning provided such term in Section 2.2(a).
“Closing Date” has the meaning provided such term in Section 2.2(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” has the meaning provided such term in the Partnership Agreement.
“Conflicts Committee” has the meaning provided such term in the Partnership Agreement.
“Contract” means any legally binding agreement, commitment, lease, license or contract.
“Contributed Interests” has the meaning provided such term in the recitals to this Agreement.
“Contribution Transactions” has the meaning provided such term in the recitals to this Agreement.
“Cross Receipt” means a cross receipt acknowledging the receipt by the Parties of the documents and deliverables required to be delivered pursuant to Section 2.2(b) and Section 2.2(c) and Section 2.2(d).
“Debt Commitment Letter” means an executed debt commitment letter (as amended, supplemented, restated or otherwise modified from time to time in accordance therewith) from the Debt Financing Sources.
“Debt Financing” means the debt financing set forth in the Debt Commitment Letter, pursuant to which the Debt Financing Sources have committed to provide (or cause to be provided), subject to the terms and conditions set forth therein, the debt financing set forth therein to the Partnership for the purpose of funding a portion of the Cash Consideration.
“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith.
“Disclosure Schedule” means the schedules attached hereto.
“Dollars” and “$” mean the lawful currency of the United States.
“Effective Time” has the meaning provided such term in Section 2.2(a).
“Environmental Law” means any Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and any Law relating to the prevention of pollution, remediation of contamination or the restoration of environmental quality, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.
“Finance Related Parties” has the meaning provided such term in Section 12.12.
“Financial Statements” has the meaning provided such term in Section 4.4(a).
“GAAP” means generally accepted accounting principles of the United States, consistently applied.
“General Partner” has the meaning provided such term in the recitals to this Agreement.
“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
“Guaranty Agreement” has the meaning provided such term in the recitals to this Agreement.
“Hazardous Substance(s)” means each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.
“Incentive Distribution Rights” has the meaning provided such term in the Partnership Agreement.

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person, and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.
“Indemnified Party” has the meaning provided such term in Section 10.3(a).
“Indemnifying Party” has the meaning provided such term in Section 10.3(a).
“Indemnified Tax Claim” has the meaning provided such term in Section 8.3(b).
“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.
“Knowledge” as to the Acquisition Co. means the actual knowledge of those Persons listed on Schedule 1.1(i); as to Proppants means the actual knowledge of those Persons listed on Schedule 1.1(ii); and as to the Partnership means the actual knowledge of those Persons listed on Schedule 1.1(iii).
“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.
“Leased Real Property” has the meaning provided such term in Section 4.13(a).
“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.
“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel); provided, however, that (a) Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages nor shall Losses include lost profits, lost opportunities or other speculative damages, except that this clause (a) shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under ARTICLE X and (b) the amount of any Loss shall be reduced by (i) any insurance proceeds actually recovered with respect to such Loss, (ii) any Tax Benefits with respect to such Loss, and (iii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss.
“Material Adverse Effect” with respect to any Person, means, any circumstance, change or effect that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) materially impedes or would reasonably be expected to impede the ability of the Parties to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:
(i)any change in general economic conditions in the industries or markets in which such Person and its Subsidiaries operate;

(ii)seasonal reductions in revenues or earnings of such Person and its Subsidiaries, taken as a whole, substantially consistent with the historical results of such businesses;

(iii)national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
(iv)changes in Law or GAAP; or

(v)the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a materially disproportionate effect on such Person as compared to other entities in the industry or markets in which such Person and its Subsidiaries operate.
“Material Contracts” has the meaning provided such term in Section 4.6(a).
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.
“Owned Real Property” has the meaning provided such term in Section 4.13(a).
“Parties” means Proppants, Acquisition Co. and the Partnership.
“Partnership” has the meaning provided such term in the preamble to this Agreement.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 31, 2013, as the same may be amended, supplemented, modified or restated
“Partnership Approvals” has the meaning provided such term in Section 6.3.

“Partnership Fundamental Representations and Warranties” means the representations and warranties contained in Section 6.1, Section 6.2, Section 6.3 and Section 6.5.
“Partnership Indemnified Parties” has the meaning provided such term in Section 10.2(a).
“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.
“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of Augusta to conduct its Business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of Augusta to conduct its Business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness and which do not materially and adversely affect the ability of Augusta to conduct its Business as currently conducted, (i) Liens listed in Schedule 1.1(iii), and (j) Liens created by the Partnership or its successors and assigns.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Proceeding” means any proceeding, action, claim, suit, investigation or inquiry by or before any arbitrator or Governmental Entity.
“Proppants” has the meaning provided such term in the preamble to this Agreement.
“Proppants Approvals” has the meaning provided such term in Section 3.3.
“Proppants Credit Agreement” has the meaning provided such term in the recitals to this Agreement.
“Proppants Fundamental Representations and Warranties” means the representations and warranties contained in ARTICLE III, Section 4.1 and Section 4.2.
“Proppants Indemnified Parties” has the meaning provided such term in Section 10.2(b).

“Proppants Related Parties” has the meaning provided such term in Section 12.12.
“Real Property” has the meaning provided such term in Section 4.13(a).
“Real Property Lease” has the meaning provided such term in Section 4.13(a).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of, without limitation, Hazardous Substances, into the environment.
“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.
“Sand Reserve Information” means all information related to the sand reserves of Augusta included in the reserve report of John T. Boyd Company, dated February 21, 2014.
“Second A&R Augusta LLC Agreement” has the meaning provided to such term in the recitals to this Agreement.
“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.
“Subordinated Units” has the meaning provided such term in the Partnership Agreement.
“Subsidiary” has the meaning provided such term in the Partnership Agreement.
“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, backup withholding and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of Persons filing a Tax Return that includes such Person) is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, in each case, only the reasonable present value of any Tax Benefit shall be considered with respect to a Loss.
“Tax Indemnified Party” has the meaning provided such term in Section 8.3(b).

“Tax Indemnifying Party” has the meaning provided such term in Section 8.3(b).
“Tax Proceeding” has the meaning provided such term in Section 8.1(b).
“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
“Third Party Claim” has the meaning provided such term in Section 10.3(a).
“Transaction Documents” means this Agreement, the Second A&R Augusta LLC Agreement and such other agreements, documents or instruments as are reasonably required to be delivered by Proppants, the General Partner or the Partnership at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in or contemplated in connection herewith.
“United States” or “U.S.” means United States of America.
Section 1.2     Rules of Construction.

(a)All article, section and schedule references used in this Agreement are to articles, sections and schedules to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

(h)References to any Law are references to such Law as it may be amended from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any succeeding Law.

ARTICLE II
CONTRIBUTION; CLOSING

Section 2.1The Contribution Transactions. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Proppants shall contribute to Acquisition Co., and Acquisition Co. shall accept from Proppants, the Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or the Augusta LLC Agreement, and in exchange for the contribution of the Contributed Interests by Proppants, Acquisition Co. shall pay to Proppants the Cash Consideration.

Section 2.2     The Closing.

(a)The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. (Houston, Texas time) on the later of (i) April 28, 2014 or (ii) the third (3rd) Business Day following the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than conditions that will be satisfied by actions the Parties shall take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, the Closing shall be deemed to have been consummated at 11:59 p.m. (Houston, Texas time) on the Closing Date (the “Effective Time”).

(b)At the Closing, Proppants will deliver the following documents and deliverables:

(i)an assignment effecting the transfer to Acquisition Co. of ownership of all of the Contributed Interests and such other documentation as is reasonably required to transfer the Contributed Interests to Acquisition Co.;

(ii)a certification in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Proppants is not a foreign person;

(iii)a counterpart of the Cross Receipt, duly executed by Proppants;

(iv)a counterpart of the Second A&R Augusta LLC Agreement duly executed by Proppants, with such changes and revisions as may be reasonably agreed to by the Parties;

(v)documents necessary to release Augusta from its obligations as guarantor under the Proppants Credit Agreement, which may include, among others, (i) an amendment to the Guaranty Agreement and (ii) a release agreement;

(vi)the certificates contemplated by Section 9.1(d) and Section 9.3(d); and

(vii)such other certificates, instruments of conveyance and documents as may be reasonably requested by a Party and agreed to by Proppants prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)At the Closing, Acquisition Co. will deliver the following documents and deliverables:

(i)the Cash Consideration by wire transfer of immediately available U.S. federal funds to an account specified by Proppants;

(ii)a counterpart of the Cross Receipt, duly executed by Acquisition Co.;

(iii)a counterpart of the Second A&R Augusta LLC Agreement duly executed by Acquisition Co., with such changes and revisions as may be reasonably agreed to by the Parties

(iv)the certificate contemplated by Section 9.2(e); and

(v)such other certificates, instruments of conveyance and documents as may be reasonably requested by a Party and agreed to by Acquisition Co. prior to the Closing Date to carry out the intent and purposes of this Agreement.

(d)At the Closing, the Partnership will deliver the following documents and deliverables:

(i)a counterpart of the Cross Receipt, duly executed by the Partnership;

(ii)a counterpart of the Second A&R Augusta LLC Agreement duly executed by the Partnership, with such changes and revisions as may be reasonably agreed to by the Parties;

(iii)the certificate contemplated by Section 9.2(f); and

(iv)such other certificates, instruments of conveyance and documents as may be reasonably requested by a Party and agreed to by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO PROPPANTS

Except as disclosed in the Disclosure Schedule, Proppants hereby represents and warrants as follows:
Section 3.1Organization. It is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2    Authorization; Enforceability. It has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, on its part, and no other limited liability company proceeding on its part is necessary to authorize this Agreement, the other Transaction Documents to which it is or will be a party, or the transactions contemplated hereby and thereby. This Agreement has been and the other Transaction Documents to which it is or will be a party at the Closing will be duly and validly executed and delivered by it, and this Agreement constitutes and the other Transaction Documents to which it is or will be a party at the Closing will constitute the valid and binding obligations of it, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3    No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by it and the consummation of the transactions contemplated hereby and thereby by it (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Proppants Approvals”) have been made, given or obtained) do not and shall not:

(a)violate any Law applicable to Proppants or any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)violate the Organizational Documents of Proppants; or

(c)(i) breach any Contract to which Proppants is a party, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien upon any of the Contributed Interests or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the Contributed Interests, except, in the case of clauses (i) and (ii) for such breaches or terminations as would not reasonably be expected to adversely affect the ability of Proppants to perform its obligations under this Agreement or any other Transaction Document to which it is or will be a party.

Section 3.4     Proppants Brokers’ Fees. Except as set forth on Schedule 3.4, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by it or any of its Affiliates (other than the Partnership and its Subsidiaries).

Section 3.5    Proppants Credit Agreement. Immediately after the Effective Time, Augusta shall have no responsibility, as a guarantor or otherwise, for the repayment of any existing or future Indebtedness under the Proppants Credit Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO AUGUSTA

Except as disclosed in the Disclosure Schedule, Proppants hereby represents and warrants as follows:
Section 4.1Organization of Augusta. Augusta is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease its properties and assets and to conduct the Business as it is now being conducted. Augusta is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect with respect to Augusta. Proppants has made available to the Parties true copies of all existing Organizational Documents of Augusta.

Section 4.2    Capitalization.

(a)As of the date of this Agreement, Proppants has good and valid title to, holds of record and owns all of the outstanding Augusta Common Units, free and clear of any Liens other than transfer restrictions imposed thereon by securities Law or arising under the Augusta LLC Agreement. As of the date of this Agreement, there are no outstanding equity interests in Augusta other than the Augusta Common Units and the Augusta Preferred Units. All of the outstanding membership interests in Augusta are duly authorized, validly issued and fully paid (to the extent required by the Augusta LLC Agreement) and nonassessable (except as such nonassessability may be effected by Section 18-607 of the Delaware LLC Act), and were issued free of preemptive rights in compliance with applicable Laws.

(b)Upon consummation of the transactions contemplated by this Agreement, the Partnership will acquire good and valid title to all of the Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Augusta LLC Agreement.

(c)Except as set forth in Schedule 4.2(c), there are no voting agreements, proxies or other similar agreements or understandings with respect to the Contributed Interests.

(d)There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of Augusta issued or granted by Augusta, any other commitments or agreements to which Augusta is a party providing for the issuance by it of additional limited liability company interests or the repurchase or redemption by it of limited liability company interests, and there are no agreements of any kind which may obligate Augusta to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as are provided in the Augusta LLC Agreement.

Section 4.3     Subsidiaries. Augusta does not own any equity interests in any Person.

Section 4.4    Financial Statements; Records; Undisclosed Liabilities.

(a)Schedule 4.4(a) sets forth true, accurate, correct and complete copies of the balance sheet as of the Balance Sheet Date, and the statements of operations, statements of cash flows and statements of members’ equity for the twelve-month period ended on the Balance Sheet Date (the “Financial Statements”). The Financial Statements (i) are in all material respects in accordance with the books and records of Augusta, (ii) have been prepared in accordance with GAAP (with the exception of the absence of footnotes), consistently applied, and (iii) present fairly, in all material respects, the financial position and the results of operations of Augusta as of the Balance Sheet Date. Proppants hereby expressly authorizes the use of the Financial Statements and other information provided pursuant to this Agreement for purposes of the Debt Financing.
(b)Except as disclosed on Schedule 4.4(b), and other than potential obligations associated with sand supply agreements, Augusta does not have any liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) reasonably expected to be in excess of $500,000, other than liabilities or obligations expressly reflected on, or reserved against in, the Financial Statements.

Section 4.5    Absence of Certain Changes. Except as disclosed on Schedule 4.5, since the Balance Sheet Date, (a) there has not been any Material Adverse Effect with respect to Augusta, (b) there has been no damage, destruction or loss to the assets or properties of Augusta which could reasonably be expected to have a Material Adverse Effect with respect to Augusta and (c) there have been no additional or new liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) with respect to Augusta in excess of $500,000, other than potential liabilities associated with sand supply agreements.

Section 4.6    Contracts.

(a)    “Material Contracts” means each of the following agreements to which Augusta is a party:

(i)each Contract for the sale or delivery of frac sand;

(ii)each Contract requiring the payment by Augusta of any royalties or similar payments or arrangements in connection with the production or sale of frac sand;

(iii)each Contract for Indebtedness;

(iv)each Contract involving a remaining commitment by Augusta to make capital expenditures in excess of $200,000;

(v)each Contract for lease of real or personal property involving payments in excess of $200,000 in any calendar year;

(vi)each Contract between Proppants or any of its Affiliates, on the one hand, and Augusta, on the other hand;

(vii)each Contract that provides for a limit on the ability of Augusta to compete in any line of business or with any Person or in any geographic area during any period of time;

(viii)any Contract that involves a confidentiality, standstill or similar arrangement;

(ix)except for Contracts of the nature described in clauses (ii) through (vii) above, any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by Augusta of $200,000 or more in any 12 month period;

(x)any employment, independent contractor or consulting Contract;

(xi)any management service, financial advisory or any other similar type of Contract;

(xii)any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of Augusta;

(xiii)any Contract which is a current insurance policy of, or covering any of the material assets or a business of, Augusta;

(xiv)any Intellectual Property Contract material to the operations of the business of Augusta;

(xv)any Contract that grants or evidences a Lien on any properties or assets of Augusta, other than Permitted Liens;

(xvi)any partnership or joint venture agreement (other than the Organizational Documents of Augusta); and

(xvii)any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of Augusta which right survives the Closing, other than Permitted Liens.

(b)    True and complete copies of all Material Contracts have been made available to the Partnership.

(c)Except as set forth in Schedule 4.6(c), each Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of Augusta and, to the Knowledge of Proppants, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 4.6(c), none of Augusta, or, to the Knowledge of Proppants, any other party is in breach of any Material Contract, and none of Proppants or Augusta has received any written notice of termination or breach of any Material Contract.

Section 4.7    Litigation. Except as set forth in Schedule 4.7, (a) there are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Proppants, threatened against Augusta, and (b) Augusta is not subject to any injunction, order or unsatisfied judgment from any Governmental Authority.

Section 4.8    Taxes. Except as set forth on Schedule 4.8, (a) all Tax Returns required to be filed by Augusta have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all material Taxes due and owing by Augusta have been timely paid in full, (c) there are no Liens (other than Permitted Liens) on any of the assets of Augusta that arose in connection with any failure (or alleged failure) to pay any Tax, (d) there is no claim, action or proceeding pending by any applicable Tax Authority in connection with any Tax due from Augusta, (e) no Tax Returns of Augusta are now under audit or examination by any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any such Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where Augusta does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) Augusta is not a party to any Tax-Sharing Agreement or otherwise liable for the Taxes of any other Person (including as a transferee or successor), (i) since the date of its formation, Augusta has been treated either as a partnership or has been disregarded as an entity separate from its owner for federal income tax purposes, and (j) Augusta has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, or by Contract.

Section 4.9    Environmental Matters. Except as set forth on Schedule 4.9 or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Augusta:

(a)    to the Knowledge of Proppants, the operations of Augusta are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under all Environmental Laws;

(b)    Augusta is not the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty or limiting the operations of Augusta;

(c)    Augusta is not subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(d)there has been no Release of any Hazardous Substance into the environment by Augusta or its assets, operations and the Business except in compliance with applicable Environmental Law; and

(e)to the Knowledge of Proppants, there has been no exposure of any Person or property to any Hazardous Substances in connection with the operation of the assets of Augusta that could reasonably be expected to form the basis of a claim for damages or compensation.

The Partnership acknowledges that this Section 4.9 shall be deemed to be the only representation and warranty in this Agreement with respect to environmental matters.
Section 4.10     Legal Compliance; Permits. Except with respect to (i) matters set forth in Schedule 4.7 (Litigation), (ii) compliance with Laws concerning Taxes (as to which representations and warranties are made only pursuant to Section 4.8) and (iii) compliance with Environmental Laws (as to which representations and warranties are made only pursuant to Section 4.9), (a) Augusta is in compliance with all Laws in all material respects, (b) Augusta has not received notice of any violation of any Law and (c) Augusta possesses all Permits necessary for it to own its assets and operate the Business as currently conducted, and all such Permits are in full force and effect.

Section 4.11    Employees. Augusta (i) has no employees and (ii) does not maintain or contribute to and is not subject to any liability in respect of any employee benefit or welfare plan of any nature, including plans subject to ERISA.

Section 4.12    Reserve Engineer. John T. Boyd Company was, as of the date of its reserve report related to the sand reserves of Augusta, dated February 21, 2014, an independent mining engineer and geologist with respect to Augusta. To the Knowledge of Proppants, the Sand Reserve Information has been calculated in accordance with standard mining engineering procedures used in the sand industry and applicable government reporting requirements and applicable law. To the Knowledge of Proppants, the factual, non-interpretive Sand Reserve Information on which the reserve report of John T. Boyd Company, dated February 21, 2014, was based was accurate in all material respects.

Section 4.13    Title to Properties and Related Matters.

(a)    As of the date hereof, Schedule 4.13(a)(i) sets forth a true, correct and complete list of (i) each parcel of real property (including any mineral interest) owned by Augusta (collectively, the “Owned Real Property”) and (ii) as of the date hereof, Schedule 4.13(a)(ii) sets forth a true, correct and complete list of each lease, sublease, license or other arrangement under which real property (including any mineral interest) is leased, occupied or possessed by Augusta or under which Augusta has a right to lease, occupy or possess real property (each, a “Real Property Lease” and each real property subject thereto, a “Leased Real Property”) (the Owned Real Property and Leased Real Property collectively referred to as the “Real Property”). With respect to each Leased Real Property, Schedule 4.13(a)(ii) sets forth the date of and parties to each lease and, the dates of all amendments to each lease. True, correct and complete copies of the Real Property Leases, and any amendments through the date hereof, have been made available to Buyer. To the extent that it is in possession thereof, the Company has provided preexisting owners’ title insurance policies for the Owned Real Property and preexisting ALTA surveys for the Real Property.

(b)    Augusta has (i) good, valid and marketable fee simple title to or valid leasehold interests in all of its Real Property, including to all buildings, structures and other improvements located thereon, (ii) good, valid and marketable title to the mineral interests underlying the estimates of Augusta’s proved reserves described in the Sand Reserve Information and (iii) good, valid and marketable title to all of its personal property used in the ordinary conduct of the Business, except (x) for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially and adversely impact the ability of Augusta to conduct the Business and (y) for easements, rights of way and similar property use rights which are addressed in Section 4.13(c), in each case free and clear of Liens other than Permitted Liens.

(c)    Augusta has such easements, rights of way and other similar property use rights which are sufficient for Augusta to conduct the Business as currently conducted. The Partnership acknowledges that this Section 4.13(c) shall be deemed to be the only representation and warranty in the Agreement with respect to easements, rights of way and other similar property use rights held or used by Augusta.

(d)    Each Real Property Lease is valid, binding and enforceable against Augusta and, to Proppant’s Knowledge, the other parties thereto. Augusta is in compliance in all material respects with the terms and conditions of each Real Property Lease. All rents and additional rents, royalties, license fees, charges or other payments due and payable by Augusta under the Real Property Leases have been paid through the date of this Agreement and will continue to be paid when due through the Closing Date. To the Knowledge of Proppants, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would give rise to a right on the part of the applicable landlord thereunder to terminate the Real Property Lease or would otherwise constitute a default thereunder. Without limiting the foregoing, Augusta has not received any notice from any landlord asserting the existence of a default under any Real Property Lease or been informed that the landlord under any Real Property Lease has taken action (or, to the Knowledge of Proppants, threatened) to terminate the applicable Real Property Lease before the expiration date specified in such Real Property Lease.

(e)    Augusta has not received notice of any pending or threatened condemnation, incorporation, annexation or similar proceeding with respect to the Real Property or any portion thereof, and to the Knowledge of Proppants, no condemnation, incorporation, annexation or similar proceeding with respect to the Real Property or any portion thereof is threatened.

(f)To the Knowledge of Proppants, the use of the Real Property for the purposes for which it is presently being used is permitted under applicable zoning Laws and applicable regulations of, and agreements with, Governmental Entities.

(g)To the Knowledge of Proppants, there are no pending or threatened special assessments, reassessments or changes in real property tax basis with respect to the Real Property or any portion thereof.

Section 4.14    Insurance. Set forth on Schedule 4.14 is an accurate and complete list of each current insurance policy which covers Augusta or its businesses, properties, assets or employees (including, without limitation, self-insurance), and lists whether such policies are ‘occurrence’ or ‘claims made’ policies. Such policies are in full force and effect, all premiums due thereon have been paid, and Augusta is otherwise in compliance in all material respects with the terms and provisions of such policies. Augusta is not in default under any of the insurance policies set forth on Schedule 4.14 (or required to be set forth on Schedule 4.14) and, to the Knowledge of Proppants, there exists no event, occurrence, condition or act (including, without limitation, the transactions contemplated under this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Schedule 4.14 also sets forth a list of all pending claims and the claims history for Augusta during the past three (3) years (including, without limitation, with respect to insurance obtained but not currently maintained). Augusta has made available to the Partnership all of its currently effective insurance policies.

Section 4.15    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated in this Agreement based upon arrangements made by Augusta or any of its Affiliates (other than the Partnership and its Subsidiaries).

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO ACQUISITION CO.

Acquisition Co. hereby represents and warrants as follows:
Section 5.1Organization of Acquisition Co. Acquisition Co. is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease its properties and assets and to conduct its business as it is now being conducted. Acquisition Co. is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect with respect to Acquisition Co. Acquisition Co. has made available to the Parties true copies of all existing Organizational Documents of Acquisition Co.

Section 5.2    Authorization; Enforceability. Acquisition Co. has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder.

The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of Acquisition Co. This Agreement has been and the other Transaction Documents to which it is or will be a party at the Closing will be duly and validly executed and delivered by Acquisition Co., and each of this Agreement and the other Transaction Documents to which it is or will be a party constitutes or at the Closing will constitute, as applicable, a valid and binding obligation of Acquisition Co., enforceable against Acquisition Co. in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3    No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by Acquisition Co. and the consummation of the transactions contemplated hereby and thereby by Acquisition Co. (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Acquisition Co. Approvals”) have been made, given or obtained) do not and shall not:

(a)violate in any material respect, any Law applicable to Acquisition Co. or require of Acquisition Co. any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b)violate any Organizational Document of Acquisition Co.; or

(c)(i) breach any material Contract, to which Acquisition Co. is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of Acquisition Co. or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 5.4    Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Acquisition Co., threatened against Acquisition Co. that would adversely affect the ability of Acquisition Co. to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party or otherwise have a Material Adverse Effect with respect to Acquisition Co., and there are no orders or unsatisfied judgments from any Governmental Authority binding upon Acquisition Co. that would adversely affect the ability of Acquisition Co. to perform its obligations under this Agreement or otherwise have a Material Adverse Effect with respect to Acquisition Co.

Section 5.5    Acquisition Co. Brokers’ Fees. Except as set forth on Schedule 5.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquisition Co. or any of its Subsidiaries.

Section 5.6    Investment Representation. Acquisition Co. is purchasing the Contributed Interests for its own account with the present intention of holding the Contributed Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Contributed Interests in violation of any federal or state securities Laws. Acquisition Co. acknowledges that the Contributed Interests have not been registered under federal and state securities Laws and that the Contributed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES RELATING TO THE PARTNERSHIP

The Partnership hereby represents and warrants as follows:
Section 6.1    Organization of the Partnership. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite partnership power and authority to own, operate or lease its properties and assets and to conduct its business as it is now being conducted. The Partnership is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect with respect to the Partnership. The Partnership has made available to the Parties true copies of all existing Organizational Documents of the Partnership.

Section 6.2    Authorization; Enforceability. The Partnership has all requisite partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of the Partnership. This Agreement has been and the other Transaction Documents to which it is or will be a party at the Closing will be duly and validly executed and delivered by the Partnership, and each of this Agreement and the other Transaction Documents to which it is or will be a party constitutes or at the Closing will constitute, as applicable, a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3    No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by the Partnership and the consummation of the transactions contemplated hereby and thereby by the Partnership (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 6.3 (collectively, the “Partnership Approvals”) have been made, given or obtained) do not and shall not:

(a)    violate in any material respect, any Law applicable to the Partnership or require of the Partnership any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b)    violate any Organizational Document of the Partnership; or

(c)    (i) breach any material Contract, to which the Partnership is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of the Partnership or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 6.4    Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of the Partnership, threatened against the Partnership that would adversely affect the ability of the Partnership to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party or otherwise have a Material Adverse Effect with respect to the Partnership, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon the Partnership that would adversely affect the ability of the Partnership to perform its obligations under this Agreement or otherwise have a Material Adverse Effect with respect to the Partnership.

Section 6.5    Partnership Brokers’ Fees. Except as set forth on Schedule 6.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Partnership or any of its Subsidiaries.

ARTICLE VII
COVENANTS

Section 7.1    Augusta Conduct of Business. From the date of this Agreement through the Closing, except: (1) as set forth on Schedule 7.1, (2) as contemplated by this Agreement, including Section 7.4 hereof, or (3) as consented to by Acquisition Co. in writing, Proppants shall not permit Augusta to:

(a)    amend its Organizational Documents;

(b)    liquidate, dissolve, recapitalize or otherwise wind up its business;

(c)    sell, assign, transfer, lease or otherwise dispose of any material assets, other than frac sand in the ordinary course of business;

(d)incur any Indebtedness or issue or sell any equity interests, notes, bonds or other securities of Augusta, or any option, warrant or right to acquire same not in the ordinary course of business in excess of $1,000,000, except for Indebtedness under the Proppants Credit Agreement;

(e)adopt any profit sharing, compensation, savings, insurance, pension, retirement or other benefit plan or hire any employees;

(f)materially amend, terminate or grant a material waiver under any Material Contract;

(g)create or assume any Lien, other than a Permitted Lien;

(h)make any capital expenditure in excess of $500,000;

(i)terminate or close any facility, business or operation of Augusta except in the ordinary course of business;

(j)settle or compromise any Proceeding;

(k)make or change any material Tax election; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or take any action that would change the classification of Augusta for United States federal income tax purposes; or

(l)agree, whether in writing or otherwise, to do any of the foregoing.

Section 7.2    Third Party Approvals.

(a)    Acquisition Co. shall (and shall cause its Subsidiaries to) use reasonable efforts to obtain all material consents and approvals of third parties that Acquisition Co. or any of its Subsidiaries are required to obtain in order to consummate the transactions contemplated hereby, including the Acquisition Co. Approvals.

(b)    The Partnership shall (and shall cause its Subsidiaries to) use reasonable efforts to obtain all material consents and approvals of third parties that the Partnership or any of its Subsidiaries are required to obtain in order to consummate the transactions contemplated hereby, including the Partnership Approvals.

(c)    Proppants shall (and shall cause its Affiliates (other than the Partnership and its Subsidiaries) to) use reasonable efforts to obtain all material consents and approvals of third parties that Proppants or any of its Affiliates (other than the Partnership and its Subsidiaries) are required to obtain in order to consummate the transactions contemplated hereby, including the Proppants Approvals.

Section 7.3    Financing.

(a)    The Partnership shall use its reasonable efforts to obtain funds necessary to pay the Cash Consideration.

(b)    Proppants shall, and shall cause each of its Affiliates and representatives to, at the Partnership’s sole expense, use commercially reasonable efforts to cooperate in connection with the arrangement of any Debt Financing and the negotiation of the definitive documentation with respect thereto, and the satisfaction of the conditions thereof (including the Debt Commitment Letter), in each case, as may be reasonably requested by the Partnership (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Proppants and its Affiliates). Such cooperation by Proppants and its Affiliates shall include, at the reasonable request of the Partnership making Proppants' executive officers, representatives and advisors available to assist the Debt Financing Sources and otherwise reasonably cooperating in connection with the consummation of the Debt Financing.

Section 7.4    Augusta Preferred Unit Distributions. On or prior to the Closing Date, Proppants shall cause Augusta to make (1) a Preferred Unit Distribution (as defined in the Augusta LLC Agreement) in respect of the quarter ended March 31, 2014 and (2) a prorated Preferred Unit Distribution in respect of the quarter ending June 30, 2014 equal to the product of (x) $3,750,000 and (y) the quotient obtained by dividing the number of days during such quarter prior to and including the Closing Date by the total number of days in such quarter.

ARTICLE VIII
TAX MATTERS

Section 8.1    Tax Returns.

(a)    The Parties agree that the income of Augusta for the period up to and including the Closing Date will be reflected on the federal income Tax Return of Augusta and allocated among its members in accordance with the Augusta LLC Agreement and the ownership of the members prior to the Closing Date, and that the income of Augusta for the period after the Closing Date will be reflected on the federal income Tax Return of Augusta and allocated among its members in accordance with the Second A&R Augusta LLC Agreement and the ownership of its members after the Closing Date, by closing the books of Augusta as of the end of the Closing Date.

(b)    The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to this Section 8.1, requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Proppants will use reasonable efforts to cause Augusta to, retain all books and records with respect to Tax matters pertinent to Augusta relating to any taxable period beginning before the Effective Time until the later of six years after the Effective Time or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and Proppants each agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

Section 8.2    Transfer Taxes. Responsibility for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement shall be borne 50% by Acquisition Co. and 50% by Proppants.

Section 8.3    Tax Indemnity.

(a)    Proppants shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless the Partnership and its Subsidiaries from and against all Losses such parties incur arising from (i) any breach of the representations and warranties contained in Section 4.9, (ii) any Taxes of Proppants or its Affiliates arising prior to and including the Closing Date, (iii) any liability of Augusta for the Tax of another Person as a result of being (A) a member of an affiliated, consolidated, combined or unitary group or (B) a party to any Contract providing for an obligation to indemnify any other Person for Tax. The Partnership shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless Proppants and its Affiliates (other than the Partnership and its Subsidiaries) from any and all Taxes which arise as a result of the ownership of the Contributed Interests after the Effective Time.

(b)    If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 8.3, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact.

(c)    The Tax Indemnifying Party (in cooperation with the other members of Augusta pursuant to the documents governing the management of the affairs of Augusta) shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 8.3(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by Law) after the giving of the notice required by Section 8.3(b) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.

Section 8.4    Scope. Notwithstanding anything to the contrary herein, this ARTICLE VIII shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 4.8). The rights under this ARTICLE VIII shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period. For the avoidance of doubt, this ARTICLE VIII shall not be subject to the provisions of ARTICLE X.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1    Conditions to Obligations of Acquisition Co. The obligation of Acquisition Co. to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Acquisition Co.:

(a)    all necessary filings with and consents, approvals, licenses, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained (or any applicable waiting period shall have expired), other than those that do not or would not reasonably be expected to result in Losses to Augusta. The Proppants Approvals, Acquisition Co. Approvals and the Partnership Approvals shall have been made or obtained, other than those that do not or would not reasonably be expected to result in material Losses to Augusta or Acquisition Co.;

(b)     (i) the Proppants Fundamental Representations and Warranties and the representation set forth in Section 4.5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) and (ii) all other representations and warranties of Proppants contained in this Agreement shall be true and correct in all respects (disregarding all qualifications as to materiality and Material Adverse Effect and qualifications of similar import contained therein) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except where the failure of such representations, individually or in the aggregate, to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to Augusta;

(c)    Proppants shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(d)    Proppants shall have delivered a certificate dated the Closing Date, certifying that the conditions specified in Section 9.1(b) and Section 9.1(c) have been fulfilled;

(e)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby;

(f)    Proppants shall have delivered or caused to be delivered the Closing deliverables set forth in Section 2.2(b); and

(g)    Acquisition Co. shall have obtained funds necessary to pay the Cash Consideration.

Section 9.2    Conditions to the Obligations of Proppants. The obligations of Proppants to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Proppants:

(a)    all necessary filings with and consents, approvals, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained (or any applicable waiting period shall have expired), other than those that would not reasonably be expected, in the aggregate, to have a material adverse effect on Proppants. The Proppants Approvals, the Acquisition Co. Approvals and the Partnership Approvals shall have been made or obtained, other than those that would not reasonably be expected, in the aggregate, to result in material Losses to Proppants, Acquisition Co. or the Partnership;

(b)    (i) the Partnership Fundamental Representations and Warranties and the Acquisition Co. Fundamental Representations and Warranties shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) and (ii) all other representations and warranties of Acquisition Co. and the Partnership contained in this Agreement shall be true and correct in all respects (disregarding all qualifications as to materiality and Material Adverse Effect and qualifications of similar import contained therein) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except where the failure of such representations, individually or in the aggregate, to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to Acquisition Co. or the Partnership;

(c)    Acquisition Co. shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Acquisition Co. on or before the Closing;

(d)    the Partnership shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Partnership on or before the Closing;

(e)    Acquisition Co. shall have delivered a certificate, dated the Closing Date, certifying that the conditions specified in Section 9.2(b) and Section 9.2(c) have been fulfilled;

(f)    the Partnership shall have delivered a certificate, dated the Closing Date, certifying that the conditions specified in Section 9.2(b) and Section 9.2(d) have been fulfilled;

(g)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement;

(h)    Acquisition Co. shall have delivered or caused to be delivered the Closing deliverables set forth in Section 2.2(c); and

(i)    the Partnership shall have delivered or caused to be delivered the Closing deliverables set forth in Section 2.2(d).

Section 9.3    Conditions to Obligations of the Partnership. The obligation of the Partnership to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Partnership:

(a)    all necessary filings with and consents, approvals, licenses, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained (or any applicable waiting period shall have expired), other than those that do not or would not reasonably be expected to result in Losses to Augusta. The Proppants Approvals, Acquisition Co. Approvals and the Partnership Approvals shall have been made or obtained, other than those that do not or would not reasonably be expected to result in material Losses to the Partnership, Proppants or Acquisition Co.;

(b)    (i) the Proppants Fundamental Representations and Warranties and the representation set forth in Section 4.5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) and (ii) all other representations and warranties of Proppants contained in this Agreement shall be true and correct in all respects (disregarding all qualifications as to materiality and Material Adverse Effect and qualifications of similar import contained therein) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date), except where the failure of such representations, individually or in the aggregate, to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to Augusta;

(c)    Proppants shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(d)    Proppants shall have delivered a certificate dated the Closing Date, certifying that the conditions specified in Section 9.3(b) and Section 9.3(c) have been fulfilled;

(e)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby;

(f)    Proppants shall have delivered or caused to be delivered the Closing deliverables set forth in Section 2.2(b); and

(g)    Acquisition Co. shall have obtained funds necessary to pay the Cash Consideration.

ARTICLE X
INDEMNIFICATION

Section 10.1    Survival.

(a)    Subject to ARTICLE VIII relating to Taxes, the representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the closing for 12 months following the Closing; provided, however, that the Proppants Fundamental Representations and Warranties, the Acquisition Co. Fundamental Representations and Warranties and the Partnership Fundamental Representations and Warranties shall survive the Closing for five years following the Closing. No Party shall have any liability for indemnification claims made under this ARTICLE X with respect to any such representation, warranty or pre-closing covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant or claim, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.

(b)    All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.

Section 10.2    Indemnification.

(a)    Subject to ARTICLE VIII relating to Taxes and the provisions of this ARTICLE X, from and after the Closing, Proppants shall indemnify and hold harmless the Partnership, the Partnership’s Subsidiaries, including Acquisition Co. and its Subsidiaries, and their respective Representatives (the “Partnership Indemnified Parties”) from and against all Losses that the Partnership Indemnified Parties incur arising from any breach of any representation, warranty or covenant of Proppants in this Agreement or in any closing certificate to be delivered by Proppants at the Closing pursuant to this Agreement.

(b)    Subject to ARTICLE VIII relating to Taxes and the provisions of this ARTICLE X, from and after the Closing, Acquisition Co. and the Partnership shall, jointly and severally, indemnify and hold harmless Proppants and its Affiliates (other than the Partnership and its Subsidiaries, including Acquisition Co. and its Subsidiaries) and their respective Representatives (the “Proppants Indemnified Parties”) from and against all Losses that the Proppants Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of Acquisition Co. or the Partnership in this Agreement or any closing certificate to be delivered by Acquisition Co. or the Partnership at the Closing pursuant to this Agreement.

(c)    Notwithstanding anything to the contrary herein, the Parties shall have a duty to use reasonable efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

(d)    Notwithstanding anything in this ARTICLE X to the contrary, all Losses relating to Taxes which are the subject of ARTICLE VIII shall only be subject to indemnification under Section 8.3.

Section 10.3    Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in ARTICLE VIII) shall be asserted and resolved as follows:

(a)    Any Partnership Indemnified Party or Proppants Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 10.2 shall promptly (i) notify the Party providing the indemnification hereunder (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim and a copy of all papers served with respect to such claim (if any). Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)    The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim (unless (i) such Third Party Claim is asserted against the Indemnifying Party also and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to any Losses arising from Third Party Claim). If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 10.3(b) and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this ARTICLE X for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates, (iii) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person and no effect on any other Third Party Claims that may be made against the Indemnified Party, (iv) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (v) the Indemnified Party will have no liability with respect to any compromise or settlement of such Third Party Claims. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)    If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)    Subject to the other provisions of this ARTICLE X, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e)    The Parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any Claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on any Party with respect to such a claim anywhere in the world.

(f)    The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information (so long as such information is not subject to any confidentiality agreements or attorney-client privilege; provided, that the parties shall take all reasonable measures to fully provide such information in compliance with such obligations) in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such Third Party Claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise reasonably cooperate with and assist the defending party in the defense of such Third Party Claim.

(g)    With respect to any Third Party Claim subject to indemnification under this ARTICLE X: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person reasonably informed of the status of such Third Party Claims and any related judicial or other proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(h)    Notwithstanding anything to the contrary in this Section 10.3, the indemnification procedures set forth in ARTICLE VIII shall control any indemnities relating to Taxes.

Section 10.4    Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein and subject to ARTICLE VIII relating to Taxes:

(a)    a breach of any representation or warranty (other than with respect to a breach of the Acquisition Co. Fundamental Representations and Warranties, Partnership Fundamental Representations and Warranties or the Proppants Fundamental Representations and Warranties) in connection with any single item or group of related items that results in Losses of less than $25,000 shall be deemed, for all purposes of this ARTICLE X not to be a breach of such representation, warranty or pre-closing covenant;

(b)    Proppants shall not have any liability arising out of or relating to Section 10.2(a) for breaches of representations or warranties (other than with respect to a breach of the Proppants Fundamental Representations and Warranties) except if the aggregate Losses actually incurred by the Partnership Indemnified Parties thereunder exceed $2,242,500 (the “Basket”), and then, subject to Section 10.4(d), only to the extent such aggregate Losses exceed such amount;

(c)    neither Acquisition Co. nor the Partnership shall have any liability arising out of or relating to Section 10.2(b) for breaches of representations or warranties (other than with respect to a breach of the Acquisition Co. Fundamental Representations and Warranties or the Partnership Fundamental Representations and Warranties) except if the aggregate Losses actually incurred by the Proppants Indemnified Parties thereunder exceed the Basket, and then, subject to Section 10.4(e), only to the extent such aggregate Losses exceed such amount;

(d)    in no event shall (i) the aggregate liability of Proppants arising out of or relating to Section 10.2(a) for breaches of representations or warranties (other than with respect to a breach of the Proppants Fundamental Representations and Warranties) exceed $33,637,500 (the “Cap”) and (ii) the aggregate liability of Proppants arising out of or relating to Section 10.2(a) for breaches of the Proppants Fundamental Representations and Warranties exceed $224,250,000;

(e)    in no event shall (i) the joint and several aggregate liability of Acquisition Co. and the Partnership arising out of or relating to Section 10.2(b) for breaches of representations or warranties (other than with respect to a breach of the Acquisition Co. Fundamental Representations and Warranties and the Partnership Fundamental Representations and Warranties) exceed the Cap and (ii) the joint and several aggregate liability of Acquisition Co. and the Partnership arising out of or relating to Section 10.2(b) for breaches of the Acquisition Co. Fundamental Representations and Warranties and the Partnership Fundamental Representations and Warranties exceed $224,250,000;

(f)    for the avoidance of doubt, nothing in this Section 10.4 shall affect the provisions of ARTICLE VIII.

Section 10.5    Waiver of Other Representations.

(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF PROPPANTS OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE BUSINESS, AUGUSTA OR ITS ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE PARTNERSHIP OR ANY OF ITS AFFILIATES (INCLUDING ACQUISITION CO.) OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PARTNERSHIP, ITS BUSINESS OR ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

Section 10.6    Consideration Adjustment. The Parties agree to treat all payments made pursuant to this ARTICLE X as adjustments to the purchase price for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

Section 10.7     Exclusive Remedy.

(a)    Notwithstanding anything to the contrary herein except as provided in Section 8.2, Section 8.3, Section 10.2 or Section 11.2, no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and Acquisition Co., the Partnership and Proppants each hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.

(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS Section 10.7 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE X FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE X.

ARTICLE XI
TERMINATION

Section 11.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by the mutual consent of the Parties as evidenced in writing signed by each of the Parties;

(b)    by any of the Parties if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(c)    by any of the Parties if the Closing has not occurred on or before May 30, 2014 or such later date as the Parties may agree upon.

Section 11.2    Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party hereto other than for any prior breaches, as to which the Parties will remain liable and/or to which the other Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Section 11.2 and Section 12.4 shall survive any termination of this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1    Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:

(a)    If to Acquisition Co., to:

Hi-Crush Augusta Acquisition Co. LLC
Three Riverway, Suite 1550
Houston, TX 77056
Attention:    General Counsel
Facsimile:    (713) 963-0088
(b)    If to Proppants, to:

Hi-Crush Proppants LLC
Three Riverway, Suite 1550
Houston, TX 77056
Attention:    General Counsel
Facsimile:    (713) 963-0088

(c)    If to the Partnership, to:

Hi-Crush Partners LP
Three Riverway, Suite 1550
Houston, TX 77056
Attention:    General Counsel
Facsimile:    (713) 963-0088

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.2    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.3    Rights of Third Parties. Except for the provisions of Section 10.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the Debt Financing Sources shall be express third party beneficiaries of Section 12.3, Section 12.8 and Section 12.11, and the Debt Financing Sources and the Finance Related Parties shall be express third party beneficiaries of Section 12.11 and Section 12.12, and each of such Sections shall expressly inure to the benefit of the Debt Financing Sources or the Finance Related Parties (as applicable), and the Debt Financing Sources or the Finance Related Parties (as applicable) shall be entitled to rely on and enforce the provisions of such Sections.

Section 12.4    Expense. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 12.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 12.6    Entire Agreement. This Agreement (together with the Disclosure Schedule to this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to such subject matter.

Section 12.7    Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned to them in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Proppants, in and of itself, that such information is material to or outside the ordinary course of the Business of Augusta or required to be disclosed on the Disclosure Schedule.

Section 12.8    Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party, provided that, notwithstanding anything to the contrary contained herein, Section 12.3, Section 12.8 and Section 12.11 and Section 12.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 12.9    Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of the Partnership and Proppants, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 12.10    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 12.11    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles; provided that (without limiting the provisions of Section 12.12) any claims or causes of action (whether in contract or tort) in connection with this Agreement against the Debt Financing Sources or the Finance Related Parties in any way relating to the Debt Financing and the transactions contemplated thereby shall be governed by and construed in accordance with the internal laws of the State of New York.

(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding. WITHOUT LIMITING THE PROVISIONS OF Section 12.12, EACH OF THE PARTIES HERETO (A) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE DEBT FINANCING SOURCES OR THE FINANCE RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), (B) SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (C) AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO IT AT ITS ADDRESS PROVIDED IN SECTION 11.1 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (D) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)    To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 12.11(b).

(d)    THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR (WITHOUT LIMITING THE PROVISIONS OF Section 12.12) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THE DEBT FINANCING SOURCES, THE FINANCE RELATED PARTIES OR THE DEBT FINANCING.

Section 12.2    No Recourse to Debt Financing Sources. Notwithstanding anything to the contrary in this ARTICLE XII or otherwise, Proppants agrees that neither it, nor any of its officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (excluding the General Partner, the Partnership and its Subsidiaries, including Acquisition Co. and its Subsidiaries) (collectively, “Proppants Related Parties”), shall have any claim against any Debt Financing Source or any of their respective general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, “Finance Related Parties”), nor shall any Financing Related Party have any liability whatsoever to any Proppants Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Finance Related Party. Each of the Parties hereto agrees that, Section 12.11 notwithstanding, this provision shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York. This Section 12.12 is intended to benefit and may be enforced by the Debt Financing Sources and the Finance Related Parties.

(Signature Page Follows)

IN WITNESS WHEREOF, this Contribution Agreement has been duly executed and delivered by each Party as of the date first above written.
PROPPANTS:

HI-CRUSH PROPPANTS LLC

By:    /s/ Robert E. Rasmu
Name:     Robert E. Rasmus
Title: Co-Chief Executive Officer

ACQUISITION CO.:

HI-CRUSH AUGUSTA ACQUISITION CO. LLC

By:    Hi-Crush Partners LP, its sole member

By:    Hi-Crush GP, LLC, its general partner

By:    /s/ Robert E. Rasmus
Name:     Robert E. Rasmus
Title: Co-Chief Executive Officer

PARTNERSHIP:

HI-CRUSH PARTNERS LP

By:    Hi-Crush GP LLC, its general partner

By: /s/ Robert E. Rasmus
Name: Robert E. Rasmus
Title: Co-Chief Executive Officer